UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Inovalon Holdings, Inc.

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INOVALON HOLDINGS, INC.

4321 Collington Road

Bowie, MD 20716

301-809-4000

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 16, 2021

November 5, 2021

These definitive additional materials (this “Supplement”) amend and supplement the definitive proxy statement dated October 15, 2021 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about October 15, 2021 and further supplemented on October 27, 2021 by Inovalon Holdings, Inc., a Delaware corporation (the “Company” or “Inovalon”), for the special meeting of stockholders of Inovalon (the “Special Meeting”) to be held virtually via the Internet on November 16, 2021, at 10:00 a.m. Eastern Time at http://www.virtualshareholdermeeting.com/INOV2021SM.

As previously disclosed, on August 19, 2021, Inovalon entered into the Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), by and among the Company, Ocala Bidco, Inc., a Delaware corporation (“Parent”), and Ocala Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are entities that are affiliated with Nordic Capital Epsilon SCA, SICAV-RAIF, a société en commandite par actions — société d’investissement à capital variable — fonds d’investissement alternatif réservé, acting through and represented by its managing general partner Nordic Capital Epsilon GP SARL for and on behalf of its compartment Nordic Capital Epsilon SCA, SICAV-RAIF—Compartment 1 (“Nordic Capital X”). Nordic Capital X is leading a consortium of private equity investors providing equity financing for the Merger.

Inovalon’s board of directors (the “Company Board”) (other than Dr. Dunleavy, who recused himself) formed a special committee (the “Special Committee”) consisting solely of independent and disinterested directors of the Company Board to, among other things, consider, review, evaluate and negotiate the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other alternatives available to the Company, including the possibility of not entering into any transaction or entering into an alternative transaction with another third party, and to provide its recommendations to the Company Board for its approval.

The Special Committee and the Company Board (other than Dr. Dunleavy, who recused himself), has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Golden Parachute Proposal and “FOR” the Adjournment Proposal.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

As of November 4, 2021, five (5) lawsuits have been filed by alleged Inovalon shareholders against the Company and its directors related to the Merger Agreement.

As described in the Definitive Proxy Statement, four complaints have been filed in federal courts, each of which names as defendants the Company and members of the Company’s board of directors (collectively, the “Federal Court Complaints”). Each of the Federal Court Complaints alleges violations of Sections 14(a) of the Securities Exchange Act of 1934 and three of the complaints also allege violations of Section 20(a) of the Exchange. The complaints generally allege that the Definitive Proxy Statement omits material information with respect to the proposed transaction and the valuation analyses performed by the Company’s financial advisors regarding the proposed transaction, which renders the Definitive Proxy Statement false and misleading. The Federal Court Complaints seek, among other things, (i) injunctive relief preventing the consummation of the proposed transaction, (ii) damages, and (iii) plaintiffs’ attorneys’ and experts’ fees and expenses. As further described in the Company’s October 27, 2021 Schedule 14A, a putative class action complaint was filed in the Delaware Court of Chancery alleging, among other things, that all outstanding Company Class A Common Stock and Company Class B Common Stock converted into a single class of “common stock” entitled to one vote per share pursuant to the Company’s certificate of incorporation (the “Delaware Chancery Court Complaint” and, together with the Federal Court Complaints, the “Complaints”). The Company believes the claims asserted in the Complaints are without merit and intends to vigorously defend against them.

While the Company believes that the disclosure set forth in the Definitive Proxy Statement complies fully with applicable law, in order to moot the plaintiffs’ disclosure claims, avoid nuisance, possible expense and delay, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Definitive Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Definitive Proxy Statement. To the contrary, the Company specifically denies all allegations in the Complaints that any additional disclosure was or is required.

If you have any questions concerning the Merger, the Merger Agreement, the proposals, the Special Meeting, this Supplement, the previous supplement filed by the Company on October 27, 2021, or the Definitive Proxy Statement, or you would like an additional copy of this Supplement, the previous supplement filed by the Company on October 27, 2021, or the Definitive Proxy Statement or you need help submitting your proxy for your shares of Inovalon common stock, please contact the Company’s proxy solicitor in connection with the Special Meeting:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Stockholders and brokers, banks and other nominees may call (800) 322-2885 (toll-free) or (212) 929-5500.

The information contained herein speaks only as of November 4, 2021 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement and the previous supplement filed by the Company on October 27, 2021, both of which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the Definitive Proxy Statement. All page references in the information below are to pages in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the supplemental disclosures. Bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement. The information contained herein speaks only as of November 4, 2021 unless the information indicates another date applies.

1.	The paragraph under the heading “Special Factors – Background of the Merger” beginning “During the period from early May 2021 through July 2021…” on page 23 is hereby amended as follows:

During the period from early May 2021 through July 2021, at the direction of the Company Board and under the oversight of the Company’s management, representatives of J.P. Morgan contacted over 20 potential counterparties, including PE Firm A and Company A and other potential strategic counterparties and financial sponsors (but not including Nordic Capital X), to gauge their interest in potential transactions with the Company, including a sale of the Company. J.P. Morgan, at the direction of the Company Board and under the oversight of the Company’s management, informed each party that any proposals involving an acquisition of the Company should be structured such that all of the Company’s stockholders receive the same amount and type of consideration. In connection with this process, Company entered into 13 confidentiality agreements (all but two of which contained standstills) with interested parties, including PE Firm A and Company A. All standstill obligations in these confidentiality agreements expired upon entry into the Merger Agreement; as such, there are no “don’t-ask, don’t-waive” standstill provisions in effect at the time of this Supplement. Representatives of J.P. Morgan, along with Dr. Dunleavy and Jonathan Boldt, Chief Financial Officer of the Company, participated in management meetings with 13 of the parties that signed confidentiality agreements to provide further information regarding the Company and its financial performance. Among the parties, three large technology companies (including Company A, with the latter two referred to as “Company B” and “Company C”) conveyed interest in an acquisition or strategic partnership with the Company.

2.	The section “Special Factors – Background of the Merger” on page 21 is hereby amended to include the below paragraph at the end of such section:

Other than in the context of Dr. Dunleavy’s Rollover Agreement, there were no discussions with the Company’s management regarding post-Closing employment and there were no assurances of continued employment for the Company’s management.

Parent or its affiliates may enter into further discussions prior to the completion of the Merger with certain executive officers regarding employment with the Company on a going-forward basis following the completion of the Merger, and these discussions may lead to our executive officers entering into additional agreements, arrangements or understandings with Parent or certain of its affiliates, including the surviving corporation, regarding the same.

3.	The disclosure under the heading “Special Factors— Certain Unaudited Prospective Financial Information” is hereby amended by adding the bolded disclosures to the table on page 41, as follows:

	Management forecast			Management extrapolation
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	$775	$902	$1,040	$1,200	$1,385	$1,573	$1,759	$1,935	$2,065	$2,137
Adjusted EBITDA(1)	$271	$330	$404	$492	$594	$675	$755	$830	$886	$917
EBIT(2)	$153	$210	$284	$372	$474	$546	$620	$692	$749	$786
Unlevered Free Cash Flow(3)	$124	$163	$214	$264	$322	$367	$411	$454	$490	$514
Depreciation and amortization	($118)	($120)	($120)	($120)	($120)	($129)	($135)	($138)	($137)	($131)
Provision for income taxes	($43)	($59)	($80)	($104)	($133)	($153)	($174)	($194)	($210)	($220)
Stock-based compensation	(32)	(35)	(35)	(35)	(35)	(40)	(44)	(49)	(52)	(54)

All numbers in millions, except for percentages.

(1)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as net income or loss calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest income, interest expense, other expense, net, provision for income taxes, stock-based compensation, acquisition costs, restructuring expense, tax on equity exercises, and other non-comparable items.

(2)

EBIT is defined as net income or loss calculated in accordance with GAAP, adjusted for the impact of interest income, interest expense, other expense, net, provision for income taxes, stock-based compensation, acquisition costs, restructuring expense, tax on equity exercises, and other non-comparable items.

(3)

Unlevered Free Cash Flow is defined as Adjusted EBITDA excluding stock-based compensation, taxes, capital expenditures, and changes in net working capital. Net working capital is defined as the difference between current assets and current liabilities.

4.	The section of the Definitive Proxy Statement entitled “Opinion of the Company’s Financial Advisor—Public Trading Multiples” on page 44 is hereby amended in its entirety as follows:

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged by the Company. The companies selected by J.P. Morgan were as follows:

•	NICE LTD.

•	PTC Inc.

•	Black Knight, Inc.

•	GoDaddy Inc.

•	Datto Holding Corp.

•	Qualys, Inc.

•	Mimecast Limited

•	Omnicell, Inc.

•	R1 RCM Inc.

•	Health Equity, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered in its judgment sufficiently similar in certain respects to those of the Company based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical or directly comparable to the Company and certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of firm value (which we refer to as “FV”) to the Wall Street research analyst consensus estimate of earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”, which we refer to as “FV/2022E EBITDA”). Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range of 18.5x – 24.0x. After applying such range to the projected Adjusted EBITDA for the Company for the year ending December 31, 2022, the analysis indicated a range of implied per share equity value (rounded to the nearest $0.25) for the common stock of the Company of $34.00 to $45.75, which was compared to (i) the unaffected closing price of the Company common stock of $32.71 as of July 26, 2021, (ii) the closing price of the Company common stock of $37.22 as of August 18, 2021 and (iii) the implied per share consideration of $41.00.

The FV/2022E EBITDA for the companies selected by J.P. Morgan were as follows:

FV/2022E EBITDA
NICE LTD.	24.1x
PTC Inc.	23.3x
Black Knight, Inc.	18.8x
GoDaddy Inc.	14.8x
Datto Holding Corp.	25.6x
Qualys, Inc.	20.5x
Mimecast Limited	18.5x
Omnicell, Inc.	25.6x
R1 RCM Inc.	17.4x
Health Equity, Inc.	21.7x

5.	The section of the Definitive Proxy Statement entitled “Opinion of the Company’s Financial Advisor—Selected Transaction Multiple Analysis” on page 44 is hereby amended in its entirety as follows:

Selected Transaction Multiple Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates (the “J.P. Morgan Selected Transactions”).

None of the J.P. Morgan Selected Transactions reviewed was identical to the proposed Merger. Certain of these transactions may have characteristics that are materially different from those of the proposed Merger. However, the J.P. Morgan Selected Transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Merger.

Using publicly available information, J.P. Morgan calculated, for each J.P. Morgan Selected Transaction, the multiple of the target company’s firm value implied in the relevant transaction to the target company’s revenue for the next twelve (12) month period following announcement (the “NTM”) of the applicable transaction (the “FV/NTM Revenue Multiple”). The transactions selected by J.P. Morgan for its analysis, the FV/NTM Revenue Multiple and the target value for each transaction, were as follows:

Announcement Date	Target	Acquiror	FV/NTM Revenue Multiple	Target Value (bn)
April 23, 2021	Blue Yonder Group, Inc.	Panasonic Corporation	7.6x	$8.5
April 12, 2021	Nuance Communications, Inc.	Microsoft Corporation	13.9x	$19.6
August 22, 2019	Carbon Black, Inc.	VmWare, Inc.	8.1x	$2.1
June 12, 2019	Medidata Solutions, Inc.	Dassault Systèmes	7.8x	$6.0
June 10, 2019	Tableau Software, Inc.	Salesforce.com, Inc.	11.1x	$15.7
October 28, 2018	Red Hat, Inc.	International business Machines Corporation	9.3x	$33.4
June 19, 2018	Cotiviti Holdings, Inc.	Verscend Technologies, Inc.	6.3x	$5.0
January 30, 2018	Callidus Software Inc.	SAP SE	7.8x	$2.3

April 26, 2021	Proofpoint, Inc.	Thoma Bravo, L.P.	9.1x	$11.3
December 21, 2020	RealPage, Inc.	Thoma Bravo, L.P.	8.1x	$10.2
November 10, 2020	Planview Inc.	TA Associates	6.2x	$1.6
February 6, 2020	Forescout Technologies, Inc.	Advent International	4.0x	$1.5
October 14, 2019	Sophos Group plc	Thoma Bravo, L.P.	5.2x	$3.8
February 4, 2019	Ultimate Software Group Inc.	Hellman & Friedman LLC	7.9x	$10.7
February 12, 2019	Ellie Mae, Inc.	Thoma Bravo, LLC	6.6x	$3.3
November 11, 2018	Apptio, Inc.	Vista Equity Partners	7.0x	$1.8

Based on the above analysis, J.P. Morgan selected a FV/NTM Revenue Multiple reference range for the Company of 7.0x to 11.0x. J.P. Morgan then applied such reference range to the Company’s projected revenue for the NTM as of August 3, 2021. The analysis indicated a range of implied equity values per share (rounded to the nearest $0.25) of $32.75 to $54.50, which J.P. Morgan compared to (i) the unaffected closing price of the Company common stock of $32.71 as of July 26, 2021, (ii) the closing price of the Company common stock of $37.22 as of August 18, 2021 and (iii) the implied per share consideration of $41.00.

6.

The disclosure under the heading “Special Factors – Opinion of the Special Committee’s Financial Advisor – Summary of Evercore’s Financial Analyses – Discounted Cash Flow Analysis” on page 47 is hereby amended as follows:

Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, free cash flows, defined as Adjusted EBITDA excluding stock-based compensation, taxes, capital expenditures, and changes in net working capital. Net working capital is defined as the difference between current assets and current liabilities, that the Company was forecasted to generate during the Company’s fiscal years 2021 through 2030 based on the Projections and Extrapolations. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 3.00% to 4.00%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Projections and Extrapolations. The cash flows and terminal values in each case were then discounted to present value as of August 3, 2021 using discount rates ranging from 8.00% to 9.00%, which were based on an estimate of the Company’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience. Based on this range of implied enterprise values, the Company’s estimated net debt of $839 million (calculated as total debt (including capitalized leases) less cash and cash equivalents) as of August 3, 2021, and the number of fully diluted shares of Company common stock (156.431 million) as of August 3, 2021, in each case as provided by or based on information provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $33.83 to $51.31, compared to the Merger Consideration of $41.00 per share of Company common stock.

7.

The paragraph under the heading “Special Factors – Opinion of the Special Committee’s Financial Advisor – Summary of Evercore’s Financial Analyses – Selected Public Company Trading Analysis” beginning “Based on the multiples it derived for the selected companies…” on page 48 is hereby amended as follows:

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied (i) an enterprise value/Adjusted EBITDA multiple reference range of 22.0x – 28.0x to the Company’s estimated Adjusted EBITDA in calendar year 2021, (ii) an enterprise value/Adjusted EBITDA multiple reference range of 19.0x – 25.0x to the Company’s estimated Adjusted EBITDA in calendar year 2022, (iii) an enterprise value/Revenue multiple reference range of 7.0x – 10.0x to the Company’s estimated Revenue in calendar year 2021 and (iv) an enterprise value/Revenue multiple reference range of 6.0x – 9.0x to the Company’s estimated Revenue in calendar year 2022, in each case, based on the Projections and Extrapolations. Based on these ranges of implied enterprise values, the Company’s estimated net debt of $839 million (calculated as total debt (including capitalized leases) less cash and cash equivalents) as of August 3, 2021, and the number of fully diluted shares of Company common stock (156.431 million) as of August 3, 2021, in each case as provided by or based on information provided by the Company’s management, this analysis indicated ranges of implied equity values per share of Company common stock as set forth below in more detail, compared to the Merger Consideration of $41.00 per share of Company Common Stock.

8.

The paragraph under the heading “Special Factors – Opinion of the Special Committee’s Financial Advisor – Summary of Evercore’s Financial Analyses – Selected Transaction Analysis” beginning “Based on the multiples it derived for the selected companies…” on page 50 is hereby amended as follows:

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM Revenue multiples of 7.0x to 11.0x and a reference range of enterprise value to NTM Revenue multiples of 6.0x to 10.0x and applied these ranges of multiples to the Company’s LTM Revenue as of June 30, 2021 based on the financial results for the Company provided by the Company’s management and to the Company’s NTM

Revenue as of June 30, 2021 based on the Projections and Extrapolations. Based on this range of implied enterprise values, the Company’s estimated net debt of $839 million (calculated as total debt (including capitalized leases) less cash and cash equivalents) as of August 3, 2021, and the number of fully diluted shares of Company common stock (156.431 million) as of August 3, 2021, in each case as provided by or based on information provided by the Company’s management, this analysis indicated ranges of implied equity values per share of Company common stock as set forth below in more detail, compared to the Merger Consideration of $41.00 per share of Company common stock.

9.

The section titled “Special Factors—Intent of Certain Stockholders to Vote in Favor of the Merger” on page 63, as amended by the supplement filed by the Company on October 27, 2021 is hereby amended and supplemented by adding the following after the last full paragraph:

As described in the Company’s October 27, 2021 Schedule 14A, a putative class action complaint was filed in the Delaware Court of Chancery alleging, among other things, that all outstanding Company Class A Common Stock and Company Class B Common Stock converted into a single class of “common stock” entitled to one vote per share pursuant to the Company’s certificate of incorporation. Notwithstanding the defendants’ and the Company’s disagreement with the claims asserted in the complaint and their belief that there has not been a conversion as described above, in the interest of avoiding unnecessary delay Company stockholders are requested to cast the votes described in the Company’s October 15, 2021 Definitive Proxy Statement on the assumption that, consistent with the plaintiffs’ interpretation of the Company’s certificate of incorporation, all outstanding Class A Common Stock and Class B Common Stock may have been converted into a single class of “common stock” entitled to one vote per share. The Company is not soliciting an additional vote of stockholders, nor is it adding any new conditions to approving the Merger. In the event that when the votes are counted the number of votes in favor of the Merger would not be sufficient under the plaintiffs’ interpretation of the certificate of incorporation (but would be sufficient under the Company’s interpretation of the certificate of incorporation) and all conditions to the Merger have been or will at closing be satisfied, then the Company has agreed with the plaintiffs that the transaction will not close until the Court has ruled upon the plaintiffs’ complaint and have agreed to request that a hearing on the matter occur within thirty (30) days of the November 16, 2021 Special Meeting of Inovalon’s stockholders (or any adjournment or postponement thereof). In the event the number of votes in favor of the Merger is sufficient under the plaintiffs’ interpretation of the certificate of incorporation, the plaintiffs have agreed that their claims will be moot. In the event the Merger fails to receive at the aforementioned Special Meeting all stockholder approvals required by the Merger Agreement (without reference to the plaintiffs’ interpretation), the parties agree to seek a reasonably prompt hearing on the plaintiffs’ allegations, with such hearing occurring no later than nine (9) months following the Special Meeting. The Special Committee and Company Board continue to encourage Company stockholders to approve the Merger.

10.

The section titled “Special Factors— Litigation Relating to the Merger” on page 70, as amended by the supplement filed by the Company on October 27, 2021 is hereby amended and supplemented by adding the following after the last full paragraph:

As described in the Company’s October 27, 2021 Schedule 14A, a putative class action complaint was filed in the Delaware Court of Chancery alleging, among other things, that all outstanding Company Class A Common Stock and Company Class B Common Stock converted into a single class of “common stock” entitled to one vote per share pursuant to the Company’s certificate of incorporation. Notwithstanding the defendants’ and the Company’s disagreement with the claims asserted in the complaint and their belief that there has not been a conversion as described above, in the interest of avoiding unnecessary delay Company stockholders are requested to cast the votes described in the Company’s October 15, 2021 Definitive Proxy Statement on the assumption that, consistent with the plaintiffs’ interpretation of the Company’s certificate of incorporation, all outstanding Class A Common Stock and Class B Common Stock may have been converted into a single class of “common stock” entitled to one vote per share. The Company is not soliciting an additional vote of stockholders, nor is it adding any new conditions to approving the Merger. In the event that when the votes are counted the number of votes in favor of the Merger would not be sufficient under the plaintiffs’ interpretation of the certificate of incorporation (but would be sufficient under the Company’s interpretation of the certificate of incorporation) and all conditions to the Merger have been or will at closing be satisfied, then the Company has agreed with the plaintiffs that the transaction will not close until the Court has ruled upon the plaintiffs’ complaint and have agreed to request that a hearing on the matter occur within thirty (30) days of the November 16, 2021 Special Meeting of Inovalon’s stockholders (or any adjournment or postponement thereof). In the event the number of votes in favor of the Merger is sufficient under the plaintiffs’ interpretation of the certificate of incorporation, the plaintiffs have agreed that their claims will be moot. In the event the Merger fails to receive at the aforementioned Special Meeting all stockholder approvals required by the Merger Agreement (without reference to the plaintiffs’ interpretation), the parties agree to seek a reasonably prompt hearing on the plaintiffs’ allegations, with such hearing occurring no later than nine (9) months following the Special Meeting. The Special Committee and Company Board continue to encourage Company stockholders to approve the Merger.

11.

The section titled “Special Factors— Support Agreement” on page 71, as amended by the supplement filed by the Company on October 27, 2021 is hereby amended and supplemented by adding the following after the last full paragraph:

As described in the Company’s October 27, 2021 Schedule 14A, a putative class action complaint was filed in the Delaware Court of Chancery alleging, among other things, that all outstanding Company Class A Common Stock and Company Class B Common Stock converted into a single class of “common stock” entitled to one vote per share pursuant to the Company’s certificate of incorporation. Notwithstanding the defendants’ and the Company’s disagreement with the claims asserted in the complaint and their belief that there has not been a conversion as described above, in the interest of avoiding unnecessary delay Company stockholders are requested to cast the votes described in the Company’s October 15, 2021 Definitive Proxy Statement on the assumption that, consistent with the plaintiffs’ interpretation of the Company’s certificate of incorporation, all outstanding Class A Common Stock and Class B Common Stock may have been converted into a single class of “common stock” entitled to one vote per share. The Company is not soliciting an additional vote of stockholders, nor is it adding any new conditions to approving the Merger. In the event that when the votes are counted the number of votes in favor of the Merger would not be sufficient under the plaintiffs’ interpretation of the certificate of incorporation (but would be sufficient under the Company’s interpretation of the certificate of incorporation) and all conditions to the Merger have been or will at closing be satisfied, then the Company has agreed with the plaintiffs that the transaction will not close until the Court has ruled upon the plaintiffs’ complaint and have agreed to request that a hearing on the matter occur within thirty (30) days of the November 16, 2021 Special Meeting of Inovalon’s stockholders (or any adjournment or postponement thereof). In the event the number of votes in favor of the Merger is sufficient under the plaintiffs’ interpretation of the certificate of incorporation, the plaintiffs have agreed that their claims will be moot. In the event the Merger fails to receive at the aforementioned Special Meeting all stockholder approvals required by the Merger Agreement (without reference to the plaintiffs’ interpretation), the parties agree to seek a reasonably prompt hearing on the plaintiffs’ allegations, with such hearing occurring no later than nine (9) months following the Special Meeting. The Special Committee and Company Board continue to encourage Company stockholders to approve the Merger.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Additional Information and Where to Find It

This communication is being made in respect of the Merger involving the Company and Parent, an affiliate of Nordic Capital. In connection with the proposed transaction, Inovalon filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on October 15, 2021, which was supplemented on October 27, 2021. Promptly after filing its definitive proxy statement with the SEC, the Company mailed the definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the Merger. This communication is not a substitute for the proxy statement or any other document that Inovalon has filed or may file with the SEC or send to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF INOVALON ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT INOVALON AND THE PROPOSED TRANSACTION. The materials filed by Inovalon are available to Inovalon’s investors and stockholders at no expense to them and copies may be obtained free of charge on Inovalon’s website at www.inovalon.com. In addition, all of those materials are available at no charge on the SEC’s website at www.sec.gov.

Inovalon and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Inovalon stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of Inovalon’s executive officers and directors in the solicitation by reading Inovalon’s proxy statement for its 2020 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the proxy statement and other relevant materials that filed with the SEC in connection with the proposed transaction. Information concerning the interests of Inovalon’s participants in the solicitation, which may, in some cases, be different than those of the Inovalon’s stockholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Forward-Looking Statements

All statements and assumptions in this communication that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of Inovalon’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of Inovalon’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) the ability to obtain the requisite approval from stockholders of Inovalon; (ii) uncertainties as to the timing of the proposed transaction; (iii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iv) the possibility that competing offers or acquisition proposals for Inovalon will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require Inovalon to pay a termination fee or other expenses; (vii) the effect of the pendency of the proposed transaction on Inovalon’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from Inovalon’s ongoing business operations or the loss of one or more members of the management team; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (x) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on Inovalon’s business, financial position, results of operations and/or cash flows; (xi) failure to comply with numerous laws, regulations and rules, including regarding employment, anti-bribery, foreign investment, tax, privacy, and data protection laws and regulations; (xii) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (xiii) failure of third parties to deliver on commitments under contracts with Inovalon; (xiv) misconduct or other improper activities from Inovalon’s employees or subcontractors; (xv) failure of Inovalon’s internal control over financial reporting to detect fraud or other issues; (xvi) failure or disruptions to Inovalon’s systems, due to cyber-attack, service interruptions or other security threats; (xvii) uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; and (xviii) other factors as set forth from time to time in Inovalon’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. Inovalon does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events except as required by law.